Exhibit 99.01

Press Release www.shire.com

Shire continues to deliver excellent growth from core products

October 30, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company, announces results for the three months to September 30, 2009.

Q3 2009 Financial Highlights

	Q3 2009(1)
Product sales	$603 million	-15%
Product sales from core products(2)	$532 million	+20%
Product sales growth from core products at constant exchange rates(2) (3)		+23%
Total revenues	$667 million	-14%
Non GAAP operating income	$134 million	-52%
US GAAP operating income	$92 million	-25%
Non GAAP diluted earnings per ADS	$0.49	-58%
US GAAP diluted earnings per ADS	$0.33	+$0.52

(1)	Figures compare Q3 2009 results with the same period in 2008.
(2)	Core products represent Shire’s products excluding ADDERALL XR.
(3)	Sales growth at constant exchange rates (“CER”), which is a Non GAAP measure, is calculated after restating Q3 2009 results using Q3 2008 average foreign exchange rates.

Angus Russell, Chief Executive Officer, commented:

“Shire continues to deliver excellent growth from its core products, which were up 20% over an exceptionally strong Q3 2008. This performance reflects our transformation in the past few years into a global biopharmaceutical company with a proven differentiated strategy and a balanced portfolio of new products which is protected by strong exclusivity and patent protection.

The growth of our core products and continued pro-active cost management are positioning us well to deliver on our unchanged guidance framework for 2009 and our aspiration of growing sales in the mid-teens range on average between 2009 and 2015.

Following US approval of INTUNIV, our new ADHD treatment, we are preparing for the US launch next week. INTUNIV adds a new choice of treatment for physicians and patients within our market-leading branded portfolio of ADHD products. We have also continued to grow VYVANSE’s market share which is now 13.4%, benefiting from both the ‘back to school’ season and strong 10% ADHD market growth. These results reinforce our confidence that VYVANSE will grow to become a leading product in this market.

Our HGT business continues to deliver; a New Drug Application for velaglucerase alfa, for Gaucher disease, was filed with the FDA at the end of August. Velaglucerase alfa is available ahead of its commercial launch in the US via a treatment protocol and elsewhere on a pre-approval access basis. We are supporting the Fabry disease community with a stronger uptake of REPLAGAL in Europe. In the US a treatment protocol has been approved, enabling immediate access to the drug. In addition we plan to file a Biologics License Application with the FDA for REPLAGAL by the end of the year.

We continue to invest in our R&D pipeline. This quarter we announced a research collaboration with Santaris Pharma A/S, a leading player in RNA-based therapeutics, to develop its proprietary Locked Nucleic Acid technology in a range of rare diseases, thereby enabling us to build on our already strong competitive position in this area.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Third Quarter 2009 Unaudited Results

	Q3 2009			Q3 2008
	US GAAP	Adjustments	Non GAAP(1)	US GAAP	Adjustments	Non GAAP(1)
	$M	$M	$M	$M	$M	$M
Revenues	667	-	667	779	-	779
Operating income	92	42	134	123	156	279
Net income/(loss)	60	29	89	(35)	251	216
Diluted earnings/(loss) per ADS	33c	16c	49c	(20c)	137c	117c

Note: Average exchange rates for Q3 2009 were $1.64:£1.00 and $1.43:€1.00, (Q3 2008: $1.89:£1.00 and $1.52:€1.00).

(1)
The Non GAAP financial measures included above are explained on pages 26 and 27, together with an explanation of why Shire's management believes that these measures are useful to investors.  For a reconciliation of these Non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 22 to 25.

FINANCIAL SUMMARY

Third Quarter 2009 (see page 7 for full Financial Results)

•	Product sales from core products were up 20% (up 23% at CER) to $532 million, driven by continued strong growth from:
•	VYVANSE® (up 34% to $129 million);
•	LIALDA® /MEZAVANT® (up 62% to $65 million);
•	ELAPRASE® (up 16% to $91 million, up 20% at CER); and
•	REPLAGAL® (up 8% to $48 million, up 15% at CER).

•	Product sales including ADDERALL® XR, were down 15% to $603 million, as ADDERALL XR product sales declined by 74%, or $198 million to $71 million.

•
Non GAAP operating income decreased by 52%, or $145 million, to $134 million due to the lower ADDERALL XR revenues in Q3 2009 and increased investment in research and development, which were partially offset by higher revenues from core products and lower selling, general and administrative costs. On a US GAAP basis operating income in Q3 2009 was $92 million, compared to $123 million in 2008 (2008 included the impact of a $121 million in-process R&D charge relating to the acquisition of Jerini AG (“Jerini”)).

•	Non GAAP diluted earnings per ADS were down 58% to $0.49 (Q3 2008: $1.17), and on a US GAAP basis diluted earnings per ADS were $0.33 (Q3 2008: $(0.20)).

•	During the first three quarters of 2009 Shire has generated Non GAAP diluted earnings per ADS of $2.38 ($1.74 on a US GAAP basis).

THIRD QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

Products

VYVANSE – for the treatment of Attention Deficit and Hyperactivity Disorder (“ADHD”)

•
Following a review of governing statutory and regulatory standards and public comments, the US Food and Drug Administration (“FDA”) has affirmed its prior decision to grant five-year New Chemical Entity (“NCE”) exclusivity to lisdexamfetamine dimesylate. The five-year exclusivity period for VYVANSE expires on February 23, 2012. As a consequence of this decision, the FDA appropriately refused to file the Abbreviated New Drug Application submitted by Actavis Elizabeth, LLC (“Actavis”) for generic lisdexamfetamine dimesylate in January 2009. VYVANSE is covered by US patents which remain in effect until June 29, 2023.

INTUNIV™ – for the treatment of ADHD in children and adolescents in the US

•
On September 3, 2009 Shire announced that it received approval from the FDA for INTUNIV Extended Release Tablets for the treatment of ADHD in children and adolescents aged 6 to 17 years. INTUNIV, a once-daily non-scheduled formulation of guanfacine, is the first selective alpha-2A adrenergic receptor agonist approved for the treatment of ADHD.

•
Once-daily INTUNIV is expected to be widely available in US pharmacies in November 2009 and will come in four dosage strengths (1 mg, 2 mg, 3 mg, and 4 mg). INTUNIV will be marketed in the US by the existing Shire ADHD sales team of nearly 600 representatives.

FOSRENOL® - for the treatment of pre-dialysis chronic kidney disease (“CKD”) in the EU

•
Shire has received approval through the European Mutual Recognition Procedure for an extension to the current indication for FOSRENOL as a treatment to control hyperphosphataemia in CKD patients who are not on dialysis and with a serum phosphorus level ≥1.78mmol/L (5.5mg/dL).

Pipeline

Velaglucerase alfa – for the treatment of Gaucher disease

•
On July 30, 2009 Shire began the rolling submission with the FDA under Fast Track designation of a New Drug Application (“NDA”) for velaglucerase alfa, its enzyme replacement therapy in development for the treatment of Type 1 Gaucher disease. On September 1, 2009 Shire reported that it had completed its NDA submission.  Velaglucerase alfa is available ahead of its commercial launch, in the US via a treatment protocol and elsewhere on a pre-approval basis, to 300-600 patients in 2009 and will be available to several hundred more in 2010.

REPLAGAL – for the treatment of Fabry disease

•
On October 21, 2009 Shire announced plans to file a Biologics License Application with the FDA for REPLAGAL (agalsidase alfa), its enzyme replacement therapy for Fabry disease, by the end of the year. The Company also announced that a treatment protocol for REPLAGAL, filed at the request of the FDA, has been approved, and that Shire will support emergency Investigational New Drug requests, in view of the announced supply restriction of the only currently marketed treatment for Fabry disease in the US.

FIRAZYR® – for the treatment of hereditary angioedema (“HAE”)

•	In September 2009 Shire initiated a clinical trial to investigate the safety of self-administration of FIRAZYR.

Amicus collaboration for the development of pharmacological chaperones

•
On November 7, 2007 Shire licensed from Amicus Therapeutics Inc. (“Amicus”) the rights to three pharmacological chaperone compounds in markets outside of the US: AMIGAL (HGT-3310) for Fabry disease, PLICERA (HGT-3410) for Gaucher Disease and HGT-3510 (formerly referred to as AT2220) for Pompe disease which were in clinical development. The parties have mutually agreed to terminate the collaboration and to return all rights for the three products to Amicus.

Alba collaboration for the development of SPD 550

•
On October 16, 2009 and following review of Phase 2 data, Shire informed Alba Therapeutics Corporation (“Alba”) of its intent to terminate the collaboration. Effective November 15, 2009 Shire will return to Alba all rights to SPD 550 (larazotide cetate for celiac disease), also known as AT-1001. In December 2007 Shire had acquired rights to SPD550 in markets outside of the US and Japan.

Business

Research Collaboration with Santaris Pharma A/S (“Santaris”) on Locked Nucleic Acid (“LNA”) Drug Platform

•
On August 24, 2009 Shire announced that it had entered into a research collaboration with Santaris, to develop its proprietary LNA technology in a range of rare diseases. LNA technology has the benefit of shortened target validation and proof of concept, potentially increasing the speed and lowering the cost of development. As part of the joint research project Santaris will design, develop and deliver pre-clinical LNA oligonucleotides for Shire-selected orphan disease targets, and Shire will have the exclusive right to further develop and commercialize these candidate compounds on a worldwide basis.

Legal proceedings

•
On September 23, 2009 the Company received a subpoena from the US Department of Health and Human Services Office of Inspector General in coordination with the US Attorney for the Eastern District of Pennsylvania, seeking production of documents related to the sales and marketing of ADDERALL XR, DAYTRANA® and VYVANSE. Shire is cooperating and responding to this subpoena.

•
On October 19, 2009 Teva Pharmaceuticals USA, Inc. (“Teva”) filed suit against Shire claiming that Shire is in breach of its supply contract for the authorized generic version of ADDERALL XR. Shire has been supplying Teva with authorized generic ADDERALL XR since April 1, 2009. Shire’s ability to supply this product, however, is limited by quota restrictions that the US Drug Enforcement Administration places on amphetamine, which is the product’s active ingredient.

2009 OUTLOOK

We are reiterating our previously announced guidance framework for Non GAAP diluted earnings per ADS for 2009, which remains unchanged from that provided in our Q3 2008 earnings release. At that time, and in subsequent earnings releases, we provided details of the effect of changes in foreign exchange rates on the earnings guidance. Specifically, our plans for 2009, supporting Non GAAP diluted earnings per ADS for 2009 in the range of $3.00 to $3.40, were based on average actual foreign exchange rates (€1:$1.52, £1:$1.95) for the ten months to October 2008. During the first three quarters of 2009 we have already achieved Non GAAP diluted earnings per ADS of $2.38.

We identified that each 10c movement in the €:$ and £:$ exchange rates impacts Shire’s Non GAAP diluted earnings per ADS by $0.10 and $0.01 respectively. Based on the following exchange rate scenarios, which are not forecasts, the impact on our base guidance would be:

	Euro fx rate	£ fx rate	Non GAAP diluted earnings per ADS range (1)
Base guidance	$1.52	$1.95	$3.00 to $3.40
As advised at Q2 2009	$1.37	$1.56	$2.80 to $3.20
At average rate for nine months to September 2009 & September average rate for Q4 2009	$1.39	$1.56	$2.83 to $3.23

(1) Our guidance framework for Non GAAP diluted earnings per ADS is not prepared in accordance with US GAAP.  Non GAAP diluted earnings per ADS excludes the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire’s management believes are not related to the core performance of Shire’s business.  A list of these items can be found on pages 26-27.

PRODUCT LAUNCHES

Subject to obtaining the relevant regulatory/governmental approvals, product launches planned over the next two years include:

•	INTUNIV for the treatment of ADHD in children and adolescents in the US in November 2009 (already approved);

•	Velaglucerase alfa for the treatment of Gaucher disease in the US and the EU in 2010;

•	REPLAGAL for the treatment of Fabry disease in the US in 2010;

•	MEZAVANT for the treatment of ulcerative colitis; launches will continue in certain EU and RoW countries in 2009 and 2010;

•	FIRAZYR for the symptomatic treatment of acute attacks of HAE; launches will continue in certain European and Latin American countries during 2009 and 2010;

•	DAYTRANA for the treatment of ADHD in adolescents in the US in 2010;

•	EQUASYM® for the treatment of ADHD; launches will continue in certain EU countries during 2009 and 2010; and

•	VYVANSE for the treatment of ADHD, in ex-US and ex-EU regions starting in 2010, and in the EU in 2011.

BOARD CHANGES

The Shire Board announces that Mr David Stout will be joining the Board as a non-executive director with effect from October 31, 2009. Mr Stout brings significant pharmaceutical industry experience to the Shire Board, having spent many years at both GSK and prior to that Schering-Plough. Most recently, he was President of Pharmaceutical Operations at GSK. In this role he had responsibility for GSK's pharmaceutical operations in the United States, Europe, Japan and all other International Markets. Mr Stout was also responsible for global manufacturing and global Biologics (vaccines) at GSK.

The Shire Board also announces that Mr David Mott will be stepping down from the Shire Board on the expiry of his term of office on October 30, 2009.

Matt Emmens, Chairman of Shire commented:

"We are delighted to welcome David Stout to the Shire Board. He brings with him extensive international experience in the pharmaceutical industry, which we believe will be of great value to Shire as it continues its growth trajectory and becomes a more global company.

We would also like to thank David Mott for his valuable contribution to the Shire Board over the last few years."

ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640
	Matt Cabrey (North America)	+1 484 595 8248

Dial in details for the live conference call for investors 14:00 GMT/10:00 ET on October 30, 2009:

UK dial in:	0800 077 8492 or 01296 311 600

US dial in:	1 866 8048688 or 1 718 3541175

International dial in:	+44 (0) 1296 311 600

Password/Conf ID:	891 799#

Live Webcast:	http://www.shire.com/shire/InvestorRelations/index.jsp?tn=2

OVERVIEW OF FINANCIAL RESULTS

1.        Introduction

Summary of Q3 2009

Revenues from continuing operations for the three months to September 30, 2009 decreased by 14% to $667.0 million (2008: $778.6 million), due to the decline in branded ADDERALL XR product sales in Q3 2009 following the launch of an authorized generic version by Teva in April 2009. However, core product sales increased by 20% to $531.6 million (2008: $443.8 million).

Non GAAP operating income for the three months to September 30, 2009 decreased by 52% to $133.6 million (2008: $278.6 million). Increased revenues from core products, combined with lower selling, general and administrative expenses achieved through the Company’s continued focus on cost management partially offset the impact of lower revenues from ADDERALL XR and increased investment in research and development, in part reflecting the Santaris collaboration up-front costs and the acceleration of the velaglucerase program.

US GAAP operating income from continuing operations for the three months to September 30, 2009 decreased by 25% to $91.8 million (2008: $122.9 million). US GAAP operating income in Q3 2008 included an in-process R&D (“IPR&D”) charge of $120.5 million on the acquisition of Jerini in 2008. Excluding this charge the decline in US GAAP operating income in the third quarter of 2009 principally resulted from lower ADDERALL XR revenues following genericization in the second quarter of 2009.

Net cash provided by operating activities decreased by 52% to $134.0 million for the three months to September 30, 2009 (2008: $279.4 million). The cash provided by operating activities was lower in Q3 2009 than the same period in 2008 due to lower sales receipts following the genericization of ADDERALL XR and cash inflows from forward exchange contracts in Q3 2008, which more than offset lower payments on operating costs.

Cash, cash equivalents and restricted cash at September 30, 2009 totaled $372.0 million (December 31, 2008: $247.4 million), an increase of $124.6 million. Cash provided by operating activities of $390.0 million in the nine months to September 30, 2009 have been partially offset by investments in property, plant and equipment at the HGT campus in Lexington, the acquisition of EQUASYM from UCB S.A. and the dividend payment.

2.        Product sales

For the three months to September 30, 2009 product sales decreased by 15% to $602.5 million (2008: $712.5 million) and represented 91% of total revenues (2008: 92%). Excluding ADDERALL XR, product sales from core products increased by 20% to $531.6 million (2008: $443.8 million).

Product Highlights

Product	Sales $M	Sales Growth(2)	CER Growth(2) (3)	US Rx Growth(1) (2)	US Average Quarterly Market Share(1)
Specialty Pharmaceuticals
VYVANSE	129.0	34%	34%	57%	13%
DAYTRANA	17.4	-4%	-4%	-12%	1%
EQUASYM	9.2	n/a	n/a	n/a(5)	n/a(5)
LIALDA / MEZAVANT	65.4	62%	63%	34%	17%
PENTASA	51.3	4%	4%	-3%	16%
FOSRENOL	47.7	11%	14%	-3%	8%
XAGRID®	21.5	11%	18%	n/a(5)	n/a(5)

ADDERALL XR	70.9	-74%	-74%	-59%	8%

Human Genetic Therapies
ELAPRASE	90.9	16%	20%	n/a(4)	n/a(4)
REPLAGAL	48.3	8%	15%	n/a(5)	n/a(5)
FIRAZYR	1.8	-	-	n/a(5)	n/a(5)

(1)
Product specific prescription data is provided by IMS Health (“IMS”) National Prescription Audit, a leading global provider of business intelligence for the pharmaceutical and healthcare industries.  All other US market share data stated in the text below is also provided by IMS.

(2)	Compared to Q3 2008.
(3)	CER growth, which is a Non GAAP measure, is calculated after restating Q3 2009 results using Q3 2008 average foreign exchange rates.
(4)	IMS Data not available.
(5)	Not sold in the US.

Specialty Pharmaceuticals

US ADHD market share

Shire’s share of the total US ADHD market for the three months to September 30, 2009 was 22%. Shire continues to have the leading portfolio of branded products in the US ADHD market.

VYVANSE - ADHD

Product sales of VYVANSE for the three months to September 30, 2009 increased by 34% to $129.0 million (2008: $96.0 million), with VYVANSE’s average share of the US ADHD market for Q3 2009 increasing to 13% (2008: 9%). Product sales growth was driven by a 57% increase in US prescription demand in Q3 2009 over the same period in 2008, as a result of increased average market share and 10% growth in the US ADHD market. Product sales growth was less than prescription growth due to the stocking benefits from new dosage strengths of VYVANSE in Q3 2008.

ADDERALL XR - ADHD

Product sales of ADDERALL XR for the three months to September 30, 2009 were $70.9 million (2008: $268.7 million), a decrease of 74%, following the launch by Teva in April 2009 of its authorized generic version of ADDERALL XR. The launch of the authorized generic version led to a 59% decline in ADDERALL XR US prescription demand and higher US sales deductions in Q3 2009 than the same period last year.

Sales deductions represented 73% of branded ADDERALL XR gross sales in Q3 2009, compared to 26% in the same period in 2008 following higher Medicaid and Managed Care rebates subsequent to generic launch. These factors more than offset the positive impacts of price increases taken since Q3 2008, and the inclusion in product sales of shipments of authorized generic ADDERALL XR to Teva and Impax Laboratories, Inc. (“Impax”) in Q3 2009.

US oral mesalamine market share

Shire’s average market share of the US oral mesalamine market was 33% for the three months to September 30, 2009.

LIALDA/MEZAVANT – Ulcerative colitis

Product sales of LIALDA/MEZAVANT for the three months to September 30, 2009 increased by 62% to $65.4 million (2008: $40.4 million). US prescriptions increased by 34%, due to an increase in LIALDA’s average share of the US oral mesalamine market to 17% (2008: 13%), underlying growth in the US oral mesalamine market and price increases.

By September 30, 2009 MEZAVANT was available in eight countries outside the US, and further launches are planned in other countries throughout 2009 and 2010, subject to the successful conclusion of pricing and reimbursement negotiations.

PENTASA - Ulcerative colitis

Product sales of PENTASA® for the three months to September 30, 2009 were $51.3 million, an increase of 4% compared to the same period in 2008 (2008: $49.2 million). Sales grew despite a 3% decrease in prescriptions primarily due to the impact of price increases.

FOSRENOL - Hyperphosphatemia

Product sales of FOSRENOL for the three months to September 30, 2009 were up 11% to $47.7 million (2008: $43.0 million). On a CER basis sales were up 14%. In markets outside the US FOSRENOL sales increased as the product entered new countries, and continued to grow in countries entered in the last two years. In the US, FOSRENOL’s average share of the phosphate binder market in Q3 2009 remained constant at 8% (2008: 8%).

Human Genetic Therapies

ELAPRASE - Hunter syndrome

Product sales for the three months to September 30, 2009 were $90.9 million, an increase of 16% (2008: $78.2 million). Expressed on a CER basis, sales increased by 20% (ELAPRASE is primarily sold in US dollars and Euros). The sales growth was driven by increased volumes across all regions where ELAPRASE is sold.

REPLAGAL - Fabry disease

Product sales for the three months to September 30, 2009 were $48.3 million, an increase of 8% (2008: $44.6 million). Expressed on a CER basis product sales increased by 15% (REPLAGAL is primarily sold in Euros and Pounds Sterling). The product sales growth was driven by increased volumes in Europe and Asia Pacific.

FIRAZYR - HAE

Product sales for the three months to September 30, 2009 were $1.8 million (2008: $0.2 million). With a Q3 launch in Italy, FIRAZYR is now marketed in the five largest European countries. FIRAZYR is the first new product for HAE in Europe in 30 years and has orphan exclusivity in the EU until 2018.

3.        Royalties

Royalty revenue decreased by 1% to $60.3 million for the three months to September 30, 2009 (2008: $60.8 million). The following table provides an analysis of Shire’s royalty revenue:

Product	Royalties to Shire $M	Year on year change(1)	CER(2)
3TC® and ZEFFIX®	42.0	-6%	0%
ADDERALL XR	2.2	n/a	n/a
Other	16.1	-1%	n/a
Total	60.3	-1%	0%

(1)  Compared with Q3 2008.
(2)  CER growth, which is a Non GAAP measure, is calculated after restating Q3 2009 results using Q3 2008 average foreign exchange rates.

Royalties from Teva’s sales of authorized generic ADDERALL XR for the three months to September 30, 2009 were $2.2 million (2008: $nil). Receipt of this royalty began with Teva’s sales of an authorized generic version of ADDERALL XR in April 2009 and ceased in September 2009. From Q4 2009, Shire will receive royalties on Impax’s sales of its authorized generic version of ADDERALL XR.

4.        Financial details

Cost of product sales

	2009 $M	% of product sales	2008 $M	% of product sales
Cost of product sales (US GAAP)	104.9	17%	84.2	12%
Fair value adjustment for acquired inventories	(0.6)		-
Accelerated depreciation on transfer of manufacturing from Owings Mills	(4.5)		-
Depreciation	(0.8)		(3.2)
Cost of product sales (Non GAAP)	99.0	16%	81.0	11%

Non GAAP cost of product sales as a percentage of product sales increased by 5 percentage points compared to 2008. This increase primarily results from changes to the product mix following the launch by Teva of an authorized generic version of ADDERALL XR in April 2009. Higher sales deductions on Shire’s sales of branded ADDERALL XR, together with lower margin sales of the authorized generic version of ADDERALL XR to Teva and Impax have both depressed gross margin for that product.

Research and development (“R&D”)

	2009 $M	% of product sales	2008 $M	% of product sales
R&D (US GAAP)	147.8	25%	120.2	17%
Depreciation	(3.6)		(3.4)
R&D (Non GAAP)	144.2	24%	116.8	16%

Non GAAP R&D increased 23% to $144.2 million (2008: $116.8 million) as the Company has continued to increase investment in R&D programs, including an up-front payment of $6.5 million to Santaris for technology access and R&D funding in August 2009. Non GAAP R&D as a percentage of product sales increased due to lower product sales in Q3 2009 following the genericization of ADDERALL XR.

Selling, general and administrative (“SG&A”)

	2009 $M	% of product sales	2008 $M	% of product sales
SG&A (US GAAP)	320.6	53%	327.3	46%
Intangible asset amortization	(34.8)		(29.7)
New holding company costs	-		(2.0)
Depreciation	(18.5)		(12.0)
SG&A (Non GAAP)	267.3	44%	283.6	40%

Non GAAP SG&A declined in absolute terms by 6% due to the Company’s continued focus on cost management. Non GAAP SG&A increased as a percentage of product sales due to lower product sales following the genericization of ADDERALL XR.

Gain on sale of product rights

For the three months to September 30, 2009 Shire recorded gains of $6.3 million (2008: $4.0 million) from the sale of non-core products to Laboratorios Almirall S.A. in 2007. These gains had been deferred since 2007 pending transfer of the relevant consents.

Reorganization costs

For the three months to September 30, 2009 Shire recorded reorganization costs of $2.0 million (2008: $nil) relating to the transfer of manufacturing from its Owings Mills facility.

Integration and acquisition costs

For the three months to September 30, 2009 Shire recorded integration and acquisition costs of $6.2 million (2008: $7.5 million), primarily relating to the integration of Jerini.

Interest income

For the three months to September 30, 2009 Shire received interest income of $0.2 million (2008: $3.8 million), primarily earned on cash and cash equivalents.  Interest income for the three months to September 30, 2009 is lower than the same period in 2008 due to significantly lower interest rates in 2009 compared to 2008, and lower average cash and cash equivalent balances.

Interest expense

	2009	2008
	$M	$M
Interest expense (US GAAP)	9.4	92.9
Additional interest on settlement of appraisal rights litigation	-	(73.0)
Interest expense (Non GAAP)	9.4	19.9

For the three months to September 30, 2009 the Company incurred interest expense of $9.4 million (2008: $92.9 million). Interest expense in 2008 was higher than 2009 due to accrued interest expense of $77.0 million recorded in respect of the Transkaryotic Therapies, Inc. (“TKT”) appraisal rights litigation; of the $77.0 million, $73.0 million was additional interest arising from the settlement of the litigation in November 2008.

Other income/(expense), net

	2009	2008
	$M	$M
Other income/(expense), net (US GAAP)	7.0	(52.0)
Other than temporary impairment of available for sale securities	-	54.1
Other income, net (Non GAAP)	7.0	2.1

Non GAAP other income, net in 2009 was higher than the same period in 2008 due to a gain recognized following the substantial modification of a property lease.

Taxation

The effective rate of tax for the three months to September 30, 2009 was 34% (2008: -103%), and the effective tax rate on Non GAAP income is 33% (2008: 19%).

The Non GAAP effective tax rate was higher in Q3 2009 compared to the same period in 2008 principally as a result of the recognition of valuation allowances against certain EU deferred tax assets and increases to accrued interest on tax contingencies in the third quarter of 2009. The adverse rate impact of these items was partially offset by foreign exchange gains on the retranslation of certain deferred tax assets, together with the benefit of tax return to provision adjustments following the submission of various tax returns in Q3 2009.

Equity in earnings of equity method investees

Equity in earnings of equity method investees of $0.6 million were recorded for the three months to September 30, 2009 (2008: $1.6 million). This comprised earnings of $1.4 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2008: $1.6 million earnings) and losses of $0.8 million, being the Company’s share of losses in the GeneChem, AgeChem and EGS Funds (2008: $nil).

FINANCIAL INFORMATION

Unaudited US GAAP results for the three months and nine months to September 30, 2009
Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	332.7	218.2
Restricted cash	39.3	29.2
Accounts receivable, net	539.2	395.0
Inventories	173.3	154.5
Assets held for sale	1.7	16.6
Deferred tax asset	99.8	89.5
Prepaid expenses and other current assets	149.2	141.4

Total current assets	1,335.2	1,044.4

Non-current assets:
Investments	95.2	42.9
Property, plant and equipment, net	630.0	534.2
Goodwill	385.9	350.8
Other intangible assets, net	1,832.9	1,824.9
Deferred tax asset	136.7	118.1
Other non-current assets	11.6	18.4

Total assets	4,427.5	3,933.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	938.9	708.6
Deferred tax liability	10.9	10.9
Other current liabilities	124.6	104.3

Total current liabilities	1,074.4	823.8

Non-current liabilities:
Convertible bonds	1,100.0	1,100.0
Other long-term debt	43.7	43.1
Deferred tax liability	315.5	377.0
Other non-current liabilities	219.5	291.3

Total liabilities	2,753.1	2,635.2

Shareholders’ equity:
Common stock of 5p par value; 1,000 million shares authorized; and 561.0 million shares issued and outstanding (2008: 1,000 million shares authorized; and 560.2 million shares issued and outstanding)	55.6	55.5
Additional paid-in capital	2,645.0	2,594.6
Treasury stock: 19.2 million shares (2008: 20.7 million)	(375.5)	(397.2)
Accumulated other comprehensive income	146.6	97.0
Accumulated deficit	(797.7)	(1,051.7)

Total Shire plc shareholders’ equity	1,674.0	1,298.2
Noncontrolling interest in subsidiaries	0.4	0.3

Total equity	1,674.4	1,298.5

Total liabilities and equity	4,427.5	3,933.7

Unaudited US GAAP results for the three months and nine months to September 30, 2009
Consolidated Statements of Operations

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$M	$M	$M	$M
Revenues:
Product sales	602.5	712.5	1,916.8	2,049.9
Royalties	60.3	60.8	177.8	190.7
Other revenues	4.2	5.3	19.8	15.8
Total revenues	667.0	778.6	2,114.4	2,256.4

Costs and expenses:
Cost of product sales(1)	104.9	84.2	284.9	317.4
Research and development(2)	147.8	120.2	492.5	368.4
Selling, general and administrative(1) (2)	320.6	327.3	973.8	1,109.7
Gain on sale of product rights	(6.3)	(4.0)	(6.3)	(20.7)
In-process R&D charge	-	120.5	-	255.5
Reorganization costs	2.0	-	7.1	-
Integration and acquisition costs	6.2	7.5	10.0	7.5
Total operating expenses	575.2	655.7	1,762.0	2,037.8

Operating income	91.8	122.9	352.4	218.6

Interest income	0.2	3.8	1.5	23.0
Interest expense	(9.4)	(92.9)	(30.6)	(127.0)
Other income/(expenses), net	7.0	(52.0)	61.9	(38.6)
Total other (expense)/income, net	(2.2)	(141.1)	32.8	(142.6)

Income/(loss) from continuing operations before income taxes and equity in earnings of equity method investees	89.6	(18.2)	385.2	76.0
Income taxes	(30.6)	(18.7)	(56.7)	(63.0)
Equity in earnings of equity method investees, net of taxes	0.6	1.6	1.0	1.3
Income/(loss) from continuing operations, net of tax	59.6	(35.3)	329.5	14.3

Loss from discontinued operations (net of income tax expense of $nil in all periods)	-	(0.9)	(12.4)	(0.9)
Net income/(loss)	59.6	(36.2)	317.1	13.4

Add: Net loss attributable to noncontrolling interest in subsidiaries	-	1.3	0.2	1.3
Net income/(loss) attributable to Shire plc	59.6	(34.9)	317.3	14.7

(1) Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $0.4 million for the three months to September 30, 2009 (2008: $0.4 million) and $1.3 million for the nine months to September 30, 2009 (2008: $1.3 million). Selling, general and administrative costs include amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $34.8 million for the three months to September 30, 2009 (2008: $29.7 million) and $101.6 million for the nine months to September 30, 2009 (2008: $181.9 million).

(2) Promotional costs totaling $6.9 million and $26.0 million have been reclassified from Research and development to Selling, general and administrative costs for the three and nine months to September 30, 2008 respectively.

Unaudited US GAAP results for the three months and nine months to September 30, 2009
Consolidated Statements of Operations (continued)

	3 months to	3 months to		9 months to		9 months to
	September 30,	September 30,		September 30,		September 30,
	2009	2008		2009		2008
Earnings/(loss) per ordinary share – basic
Earnings/(loss) from continuing operations	11.0c	(6.3c	)	61.1c		2.9c
Loss from discontinued operations	-	(0.2c	)	(2.3c	)	(0.2c	)
Earnings/(loss) per ordinary share – basic	11.0c	(6.5c	)	58.8c		2.7c

Earnings/(loss) per ADS – basic	33.0c	(19.5c	)	176.4c		8.1c

Earnings/(loss) per ordinary share – diluted
Earnings/(loss) from continuing operations	10.9c	(6.3c	)	60.3c		2.9c
Loss from discontinued operations	-	(0.2c	)	(2.3c	)	(0.2c	)
Earnings/(loss) per ordinary share – diluted	10.9c	(6.5c	)	58.0c		2.7c

Earnings/(loss) per ADS – diluted	32.7c	(19.5c	)	174.0c		8.1c

Weighted average number of shares (millions):

Basic	540.6	540.3		540.0		542.6
Diluted	548.3	540.3		547.1		545.3

Unaudited US GAAP results for the three months and nine months to September 30, 2009
Consolidated Statements of Cash Flows

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	59.6	(36.2)	317.1	13.4
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Loss from discontinued operations	-	0.9	12.4	0.9
Depreciation and amortization	59.7	49.1	177.4	145.4
Share based compensation	16.9	16.2	50.1	52.0
In-process R&D charge	-	120.5	-	120.5
Impairment of intangible assets	-	-	-	90.4
Impairment of available for sale securities	0.8	54.1	0.8	54.1
Loss/(gain) on sale of non-current investments	-	0.4	(55.2)	(9.4)
Gain on sale of product rights	(6.3)	(4.0)	(6.3)	(20.7)
Other	4.4	2.0	10.7	6.4
Movement in deferred taxes	(41.9)	(3.7)	(87.5)	13.9

Equity in earnings of equity method investees	(0.6)	(1.6)	(1.0)	(1.3)

Changes in operating assets and liabilities:
Increase in accounts receivable	(113.4)	(12.3)	(156.4)	(40.7)
Increase in sales deduction accrual	94.7	1.4	212.2	36.9
(Increase)/decrease in inventory	(11.3)	29.2	(24.2)	39.6
Decrease/(increase) in prepayments and other current assets	25.7	(24.5)	(8.1)	(0.2)
Decrease/(increase) in other assets	0.9	(51.1)	5.3	(53.5)
Increase/(decrease) in accounts and notes payable and other liabilities	44.8	131.9	(56.3)	70.7
Returns on investment from joint venture	-	7.1	4.9	7.1
Cash flows used in discontinued operations	-	-	(5.9)	-
Net cash provided by operating activities(A)	134.0	279.4	390.0	525.5

Unaudited US GAAP results for the three months and nine months to September 30, 2009
Consolidated Statements of Cash Flows (continued)

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	$M	$M	$ $M	$M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	(3.4)	2.5	(10.1)	7.7
Purchases of subsidiary undertakings and businesses, net of cash acquired	-	(462.5)	(75.5)	(462.5)
Purchases of non-current investments	-	(0.2)	-	(1.3)
Purchases of property, plant and equipment	(67.5)	(77.1)	(169.4)	(166.5)
Purchases of intangible assets	(1.0)	(25.0)	(7.0)	(25.0)
Proceeds from disposal of non-current investments	-	-	19.2	10.3
Proceeds from disposal of property, plant and equipment	-	1.0	0.5	1.8
Proceeds/deposits received on sales of product rights	-	-	-	5.0
Proceeds from disposal of subsidiary undertakings	-	-	6.7	-
Returns from equity investments	-	-	0.2	0.4
Net cash used in investing activities(B)	(71.9)	(561.3)	(235.4)	(630.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment under building financing obligation	(0.9)	(0.9)	(3.9)	(1.3)
Costs of issue of common stock	-	(0.1)	-	(2.9)
Proceeds from exercise of options	1.8	0.7	2.8	1.7
Payment of dividend	-	-	(43.0)	(36.4)
Payments to acquire shares by Employee Share Ownership Trust ("ESOT")	-	(36.2)	(1.0)	(140.2)

Net cash provided by/(used in) financing activities(C)	0.9	(36.5)	(45.1)	(179.1)

Effect of foreign exchange rate changes on cash and cash equivalents (D)	6.4	(9.5)	5.0	(5.5)

Net increase/(decrease) in cash and cash equivalents(A) +(B) +(C) +(D)	69.4	(327.9)	114.5	(289.2)
Cash and cash equivalents at beginning of period	263.3	801.2	218.2	762.5
Cash and cash equivalents at end of period	332.7	473.3	332.7	473.3

Unaudited US GAAP results for the three months and nine months to September 30, 2009
Selected Notes to the Financial Statements

 (1) Earnings per share

	3 months to September 30,	3 months to September 30,	9 months to September 30,	9 months to September 30,
	2009	2008	2009	2008
	$M	$M	$ $M	$M

Income/(loss) from continuing operations	59.6	(35.3)	329.5	14.3
Loss from discontinued operations	-	(0.9)	(12.4)	(0.9)
Noncontrolling interest in subsidiaries	-	1.3	0.2	1.3

Numerator for basic and diluted EPS(1)	59.6	(34.9)	317.3	14.7

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(2)	540.6	540.3	540.0	542.6
Effect of dilutive shares:
Stock options(3)	7.7	-	7.1	2.7

Diluted	548.3	540.3	547.1	545.3

(1) For the three and nine month periods ended September 30, 2009 and 2008 interest on the convertible bonds has not been added back as the effect would be anti-dilutive for all periods presented.
(2) Excludes shares purchased by the ESOT and presented by the Company as treasury stock.
(3) Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	Millions(1) (2)	Millions(3)	Millions(1) (2)	Millions(1) (2)
Stock options in the money	-	1.2	-	-
Stock options out of the money	16.8	17.0	18.0	17.0
Convertible bonds 2.75% due 2014	33.2	32.7	33.1	32.7

(1) For the three and nine month periods ended September 30, 2009 and the nine month period ended September 30, 2008, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.
(2) For the three and nine month periods ended September 30, 2009 and the nine month period ended September 30, 2008 the ordinary shares underlying the convertible bonds have not been included in the calculation of the diluted weighted average number of shares, because the effect of their inclusion would be anti-dilutive.
(3) For the three month period ended September 30, 2008 no share options or ordinary shares underlying the convertible bonds have been included in the calculation of the diluted weighted average number of shares because the Company made a net loss during the calculation period and the inclusion of these items would be anti-dilutive.

Unaudited US GAAP results for the three months to September 30, 2009
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to September 30,	2009	2008	2009	2009
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	70.9	268.7	-74%	11%
VYVANSE	129.0	96.0	34%	19%
DAYTRANA	17.4	18.1	-4%	3%
EQUASYM	9.2	-	n/a	1%
	226.5	382.8	-41%	34%
GI
PENTASA	51.3	49.2	4%	8%
LIALDA / MEZAVANT	65.4	40.4	62%	10%
	116.7	89.6	30%	18%
General products
FOSRENOL	47.7	43.0	11%	7%
CALCICHEW®	12.4	13.3	-7%	2%
CARBATROL®	20.8	21.6	-4%	3%
REMINYL®/REMINYL XL™	10.5	9.6	9%	2%
XAGRID	21.5	19.4	11%	3%
	112.9	106.9	6%	17%

Other product sales	5.4	10.2	-47%	1%
Total Specialty product sales	461.5	589.5	-22%	70%

Human Genetic Therapies ("HGT")
ELAPRASE	90.9	78.2	16%	14%
REPLAGAL	48.3	44.6	8%	7%
FIRAZYR	1.8	0.2	n/a	0%
Total HGT product sales	141.0	123.0	15%	21%

Total product sales	602.5	712.5	-15%	91%

Royalties:
3TC and ZEFFIX	42.0	44.5	-6%	6%
ADDERALL XR	2.2	-	n/a	0%
Other	16.1	16.3	-1%	2%
Total royalties	60.3	60.8	-1%	8%

Other revenues	4.2	5.3	-21%	1%

Total Revenues	667.0	778.6	-14%	100%

Unaudited US GAAP results for the nine months to September 30, 2009
Selected Notes to the Financial Statements

 (2) Analysis of revenues

9 months to September 30,	2009	2008	2009	2009
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	434.2	826.6	-47%	21%
VYVANSE	359.7	215.6	67%	17%
DAYTRANA	52.2	61.0	-14%	2%
EQUASYM	14.1	-	n/a	1%
	860.2	1,103.2	-22%	41%
GI
PENTASA	156.5	138.2	13%	7%
LIALDA / MEZAVANT	169.4	99.6	70%	8%
	325.9	237.8	37%	15%
General products
FOSRENOL	137.2	121.6	13%	6%
CALCICHEW	32.8	40.8	-20%	2%
CARBATROL	59.7	55.7	7%	3%
REMINYL/REMINYL XL	28.8	26.6	8%	1%
XAGRID	62.3	58.7	6%	3%
	320.8	303.4	6%	15%

Other product sales	14.3	43.0	-67%	1%
Total Specialty product sales	1,521.2	1,687.4	-10%	72%

Human Genetic Therapies ("HGT")
ELAPRASE	258.9	230.5	12%	12%
REPLAGAL	132.9	131.8	1%	6%
FIRAZYR	3.8	0.2	n/a	1%
Total HGT product sales	395.6	362.5	9%	19%

Total product sales	1,916.8	2,049.9	-6%	91%

Royalties:
3TC and ZEFFIX	120.3	138.6	-13%	5%
ADDERALL XR	15.8	-	n/a	1%
Other	41.7	52.1	-20%	2%
Total royalties	177.8	190.7	-7%	8%

Other revenues	19.8	15.8	25%	1%

Total Revenues	2,114.4	2,256.4	-6%	100%

Unaudited results for the three months to September 30, 2009
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP
3 months to,	September 30, 2009	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	September 30, 2009
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	667.0	-	-	-	-	667.0

Costs and expenses:
Cost of product sales	104.9	-	(0.6)	(4.5)	(0.8)	99.0
Research and development	147.8	-	-	-	(3.6)	144.2
Selling, general and administrative	320.6	(34.8)	-	-	(18.5)	267.3
Gain on sale of product rights	(6.3)	-	-	6.3	-	-
Reorganization costs	2.0	-	-	(2.0)	-	-
Integration and acquisition costs	6.2	-	(6.2)	-	-	-
Depreciation	-	-	-	-	22.9	22.9
Total operating expenses	575.2	(34.8)	(6.8)	(0.2)	-	533.4

Operating income	91.8	34.8	6.8	0.2	-	133.6

Interest income	0.2	-	-	-	-	0.2
Interest expense	(9.4)	-	-	-	-	(9.4)
Other income, net	7.0	-	-	-	-	7.0
Total other expense, net	(2.2)	-	-	-	-	(2.2)
Income from continuing operations before income taxes and equity in earnings of equity method investees	89.6	34.8	6.8	0.2	-	131.4
Income taxes	(30.6)	(9.9)	(1.8)	(0.5)	-	(42.8)
Equity in earnings of equity method investees, net of tax	0.6	-	-	-	-	0.6
Net income attributable to Shire plc	59.6	24.9	5.0	(0.3)	-	89.2
Numerator for diluted EPS	59.6	24.9	5.0	(0.3)	-	89.2
Weighted average number of shares (millions) – diluted	548.3	-	-	-	-	548.3
Diluted earnings per ADS	32.7c	13.5c	2.7c	-	-	48.9c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($34.8 million) and tax effect of adjustment;
(b)
Acquisitions and integration activities: Inventory fair value adjustment related to the acquisition of Jerini ($0.6 million); costs associated with the integration and acquisition of Jerini and EQUASYM from UCB ($6.2 million) and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($4.5 million) and reorganization costs ($2.0 million) for the transition of manufacturing from Owings Mills, gains on the disposal of non-core product rights ($6.3 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $22.9 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the three months to September 30, 2008
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP

3 months to,	September 30, 2008	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	September 30, 2008
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	778.6	-	-	-	-	778.6

Costs and expenses:
Cost of product sales	84.2	-	-	-	(3.2)	81.0
Research and development(1)	120.2	-	-	-	(3.4)	116.8
Selling, general and administrative(1)	327.3	(29.7)	-	(2.0)	(12.0)	283.6
In-process R&D charge	120.5	-	(120.5)	-	-	-
Integration and acquisition costs	7.5	-	(7.5)	-	-	-
Gain on sale of product rights	(4.0)	-	-	4.0	-	-
Depreciation	-	-	-	-	18.6	18.6
Total operating expenses	655.7	(29.7)	(128.0)	2.0	-	500.0

Operating income	122.9	29.7	128.0	(2.0)	-	278.6

Interest income	3.8	-	-	-	-	3.8
Interest expense	(92.9)	-	73.0	-	-	(19.9)
Other (expense)/income, net	(52.0)	54.1	-	-	-	2.1
Total other expense, net	(141.1)	54.1	73.0	-	-	(14.0)
(Loss)/income from continuing operations before income taxes and equity in earnings of equity method investees	(18.2)	83.8	201.0	(2.0)	-	264.6
Income taxes	(18.7)	(9.7)	(23.3)	0.2	-	(51.5)
Equity in earnings of equity method investees, net of tax	1.6	-	-	-	-	1.6
(Loss)/income from continuing operations, net of tax	(35.3)	74.1	177.7	(1.8)	-	214.7
Loss from discontinued operations	(0.9)	-	-	0.9	-	-
Net (loss)/income	(36.2)	74.1	177.7	(0.9)	-	214.7
Add: Net loss attributable to noncontrolling interest in subsidiaries	1.3	-	-	-	-	1.3
Net (loss)/income attributable to Shire plc	(34.9)	74.1	177.7	(0.9)	-	216.0
Impact of convertible debt, net of tax (2)	-	8.6	-	-	-	8.6
Numerator for diluted EPS	(34.9)	82.7	177.7	(0.9)	-	224.6
Weighted average number of shares (millions) – diluted(2)	540.3	33.9	-	-	-	574.2
Diluted earnings per ADS	(19.5c )	44.7c	92.7c	(0.6c )	-	117.3c

(1)	$6.9m of promotional costs have been reclassified from Research and development to Selling, general and administrative costs for the three months to September 30, 2008.

(2)
After the above adjustments, the Company made Non GAAP net income during the calculation period. As a result (i) the after tax impact of the convertible bonds has been added back to the numerator and (ii) in the money share options and convertible bonds are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($29.7 million), other than temporary impairment of available for sale securities ($54.1 million) and tax effect of adjustments;

(b)
Acquisitions & integration activities: In-process R&D in respect of the acquisition of Jerini ($120.5 million), Integration and transaction related costs in respect of the acquisition of Jerini ($7.5 million), additional interest expense incurred on the settlement of the TKT appraisal rights litigation ($73.0 million) and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Costs associated with the introduction of a new holding company ($2.0 million), gains on the disposal of non-core product rights ($4.0 million), discontinued operations in respect of non-core Jerini operations ($0.9 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $18.6 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the nine months to September 30, 2009
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP

9 months to,	September 30, 2009	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	September 30, 2009
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	2,114.4	-	-	-	-	2,114.4
Costs and expenses:
Cost of product sales	284.9	-	(1.9)	(7.5)	(9.4)	266.1
Research and development	492.5	-	(36.9)	(65.0)	(11.3)	379.3
Selling, general and administrative	973.8	(101.6)	-	-	(49.3)	822.9
Gain on sale of product rights	(6.3)	-	-	6.3	-	-
Reorganization costs	7.1	-	-	(7.1)	-	-
Integration & acquisition costs	10.0	-	(10.0)	-	-	-
Depreciation	-	-	-	-	70.0	70.0
Total operating expenses	1,762.0	(101.6)	(48.8)	(73.3)	-	1,538.3

Operating income	352.4	101.6	48.8	73.3	-	576.1

Interest income	1.5	-	-	-	-	1.5
Interest expense	(30.6)	-	-	-	-	(30.6)
Other income, net	61.9	-	-	(55.2)	-	6.7
Total other income/(expense), net	32.8	-	-	(55.2)	-	(22.4)
Income from continuing operations before income taxes and equity in earnings of equity method investees	385.2	101.6	48.8	18.1	-	553.7
Income taxes	(56.7)	(29.0)	(16.2)	(17.8)	-	(119.7)
Equity in earnings of equity method investees, net of tax	1.0	-	-	-	-	1.0
Income from continuing operations, net of tax	329.5	72.6	32.6	0.3	-	435.0
Loss from discontinued operations	(12.4)	-	-	12.4	-	-
Net income	317.1	72.6	32.6	12.7	-	435.0
Add: Net loss attributable to noncontrolling interest in subsidiaries	0.2	-	-	-	-	0.2
Net income attributable to Shire plc	317.3	72.6	32.6	12.7	-	435.2
Impact of convertible debt, net of tax (1)	-	25.1	-	-	-	25.1
Numerator for diluted EPS	317.3	97.7	32.6	12.7	-	460.3
Weighted average number of shares (millions) – diluted(1)	547.1	33.1	-	-	-	580.2
Diluted earnings per ADS	174.0c	40.5c	16.8c	6.6c	-	237.9c

(1)	The impact of convertible debt, net of tax has a dilutive effect on a Non GAAP basis.

The following items are included in Adjustments:

(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($101.6 million) and tax effect of adjustment;
(b)
Acquisitions and Integration activities: Inventory fair value adjustment related to the acquisition of Jerini ($1.9 million), payment on amendment of INTUNIV in-licence agreement ($36.9 million), costs associated with the integration and acquisition of Jerini and EQUASYM from UCB ($10.0 million) and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($7.5 million) and reorganization costs ($7.1 million) for the transition of manufacturing from Owings Mills, costs associated with agreement to terminate Women’s Health products with Duramed ($65.0 million), gain on the disposal of non-core product rights ($6.3 million), gain on disposal of the investment in Virochem ($55.2 million), discontinued operations in respect of non-core Jerini operations ($12.4 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $70.0 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the nine months to September 30, 2008
Non GAAP reconciliation

	US GAAP	Adjustments				Non GAAP

9 months to,	September 30, 2008	Amortization & asset impairments	Acquisitions & integration activities	Divestments, reorganizations & discontinued operations	Reclassify depreciation	September 30, 2008
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	2,256.4	-	-	-	-	2,256.4

Costs and expenses:
Cost of product sales	317.4	-	-	(53.4)	(8.8)	255.2
Research and development(1)	368.4	-	-	(6.5)	(9.4)	352.5
Selling, general and administrative(1)	1,109.7	(181.9)	-	(14.2)	(34.0)	879.6
Integration and acquisition costs	7.5	-	(7.5)	-	-	-
Gain on sale of product rights	(20.7)	-	-	20.7	-	-
In-process R&D charge	255.5	-	(255.5)	-	-	-
Depreciation	-	-	-	-	52.2	52.2
Total operating expenses	2,037.8	(181.9)	(263.0)	(53.4)	-	1,539.5

Operating income	218.6	181.9	263.0	53.4	-	716.9

Interest income	23.0	-	-	-	-	23.0
Interest expense	(127.0)	-	73.0	-	-	(54.0)
Other (expense)/income, net	(38.6)	54.1	-	(9.4)	-	6.1
Total other expense, net	(142.6)	54.1	73.0	(9.4)	-	(24.9)
Income from continuing operations before income taxes and equity in earnings of equity method investees	76.0	236.0	336.0	44.0	-	692.0
Income taxes	(63.0)	(33.7)	(48.0)	(6.2)	-	(150.9)
Equity in earnings of equity method investees, net of tax	1.3	-	-	-	-	1.3
Income from continuing operations, net of tax	14.3	202.3	288.0	37.8	-	542.4
Loss from discontinued operations	(0.9)	-	-	0.9	-	-
Net income	13.4	202.3	288.0	38.7	-	542.4
Add: Net loss attributable to noncontrolling interest in subsidiaries	1.3	-	-	-	-	1.3
Net income attributable to Shire plc	14.7	202.3	288.0	38.7	-	543.7
Impact of convertible debt, net of tax (2)	-	6.2	-	-	-	6.2
Numerator for diluted EPS	14.7	208.5	288.0	38.7	-	549.9
Weighted average number of shares (millions) – diluted(2)	545.3	32.7	-	-	-	578.0
Diluted earnings per ADS	8.1c	107.7c	149.4c	20.1c	-	285.3c

(1)	Promotional costs totaling $26.0 million have been reclassified from Research and development to Selling, general and administrative costs for the nine months to September 30, 2008.
(2)
Under US GAAP the convertible bonds were not included in the calculation of the diluted weighted average number of shares nor was the after tax income statement effect of the bonds added to the numerator as the impact was anti-dilutive. On a Non GAAP basis the after tax impact of the convertible bond has been added to the numerator and the number of shares underlying the convertible bond are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($91.5 million), impairment charge in respect of DYNEPO intangible asset ($90.4 million), other than temporary impairment of available for sale securities ($54.1 million), and tax effect of adjustments;

(b)
Acquisitions & integration activities: In-process R&D in respect of METAZYM acquired from Zymenex A/S ($135.0 million), In-process R&D in respect of the acquisition of Jerini ($120.5 million), integration and transaction related costs in respect of the acquisition of Jerini ($7.5 million), additional interest expense incurred on settlement of the TKT appraisal rights litigation ($73.0 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Costs associated with inventory write down and other exit costs in respect of DYNEPO ($53.4 million), R&D commitment in respect of DYNEPO ($6.5 million), costs associated with the introduction of a new holding company ($14.2 million), gains on the disposal of non-core assets ($20.7 million), gain on disposal of minority equity investment ($9.4 million), discontinued operations in respect of non-core Jerini operations ($0.9 million) and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $52.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Notes to Editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder, human genetic therapies and gastrointestinal diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income from continuing operations before income taxes and earnings of equity method investees (“Effective tax rate on Non GAAP income”); Non GAAP Cost of product sales; Non GAAP Research and development; Non GAAP Selling, general and administrative; Non GAAP operating expenses; Non GAAP interest expense; and Non GAAP other income. These Non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business. In the case of product sales, growth at constant exchange rates is calculated after restating current period product sales using the comparative periods’ average foreign exchange rates.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results. These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including the Company’s executive directors.

The Non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following items, including their tax effect, have been excluded from both 2008 and 2009 Non GAAP earnings, and from our 2009 guidance for Non GAAP diluted earnings per ADS:

Amortization and asset impairments:

•	Intangible asset amortization and impairment charges; and

•	Other than temporary impairment of investments.

Acquisitions and integration activities:

•	Upfront payments and milestones in respect of in-licensed and acquired products;

•	Costs associated with acquisitions, including transaction costs, and fair value adjustments on contingent consideration and acquired inventory;

•	Costs associated with the integration of companies; and

•	Incremental interest charges arising on the settlement of litigation with the former dissenting shareholders of TKT.

Divestments, re-organizations and discontinued operations

•	Gains and losses on the sale of non-core assets;

•	Costs associated with restructuring and re-organization activities;

•	Termination costs;

•	Costs associated with the introduction of the new holding company; and

•	Income / (losses) from discontinued operations.

Depreciation, which is included in Cost of product sales, Research and development costs and Selling, general and administrative costs in our US GAAP results, has been separately disclosed for the presentation of 2008 and 2009 Non GAAP earnings. A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 22-25.

2008 Comparative Financial Information

Subsequent to the announcement of Shire’s Q3 2008 results but prior to the filing with the SEC of the Company’s Form 10-Q for the third quarter of 2008, the Company settled the TKT appraisal rights litigation. On settlement, the Company amended the method of determining its interest provision for this litigation, and as a result recorded additional interest expense of $73.0 million and related tax effects. This interest expense and related tax effects were included in the third quarter Form 10-Q, but not in the Q3 2008 results announcement as settlement of the litigation occurred after its publication. However, the comparative US GAAP financial information in this Q3 2009 earnings release has been restated to reflect the settlement of this litigation.

A reconciliation between the US GAAP financial information included in the original Q3 2008 results announcement and the comparative US GAAP financial information included herein is as follows:

	Interest expense $M	Income taxes $M	Net income/(loss) $M

3 months to September 30, 2008
US GAAP information in Q3 2008 announcement	(19.9)	(45.0)	11.8
Recognition of additional interest	(73.0)	26.3	(46.7)
US GAAP comparative information included herein	(92.9)	(18.7)	(34.9)

9 months to September 30, 2008
US GAAP information in Q3 2008 announcement	(54.0)	(89.3)	61.4
Recognition of additional interest	(73.0)	26.3	(46.7)
US GAAP comparative information included herein	(127.0)	(63.0)	14.7

This additional interest expense, and related tax effect, has been excluded from Non GAAP earnings, therefore Non GAAP earnings are unaffected by this restatement.

TRADEMARKS

All trademarks defined as ® and ™ used in this press release are trademarks of Shire plc or companies within the Shire group except for:

3TC® and ZEFFIX® which are trademarks of GSK, DYNEPO™ which is a trademark of Sanofi Aventis, EQUASYM® which is a trademark of UCB S.A., PENTASA® which is a trademark of Ferring A/S Corp, and REMINYL® and REMINYL XL™ which are trademarks of J&J (except in the UK and Republic of Ireland)1.

A full list of the trademarks of Shire plc or companies within the Shire group is set out in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2009.

1 REMINYL®  and REMINYL XL™ are both trademarks of Shire in the UK and Republic of Ireland.